Exhibit 99.1
One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103
       NEWS RELEASE

Contacts:

Media	Analysts		Investors
Tim Fox	Bruce Steinke	Theresa Nistendirk	Investor Services
(314) 554-3120	(314) 554-2574	(314) 206-0693	(800) 255-2237
tfox@ameren.com	bsteinke@ameren.com	tnistendirk@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES 2007 EARNINGS
REAFFIRMS 2008 EARNINGS GUIDANCE

ST. LOUIS, MO., Feb. 14, 2008—Ameren Corporation (NYSE: AEE) today announced 2007 net income in accordance with generally accepted accounting principles (GAAP) of $618 million, or $2.98 per share, compared to 2006 GAAP net income of $547 million, or $2.66 per share.  Excluding unusual items in each year, Ameren recorded 2007 non-GAAP net income of $690 million, or $3.34 per share, compared to 2006 non-GAAP net income of $599 million, or $2.92 per share.

Ameren recorded GAAP net income of $108 million, or 52 cents per share, for the fourth quarter of 2007, compared to $61 million, or 30 cents per share, for the fourth quarter of 2006. Excluding unusual items in the fourth quarter of each year, Ameren recorded 2007 non-GAAP net income of $123 million, or 61 cents per share, compared to 2006 non-GAAP net income of $89 million, or 43 cents per share. A reconciliation of GAAP to non-GAAP earnings per share is as follows:

	Fourth Quarter		Year
	2007	2006	2007	2006
GAAP earnings per share	$0.52	$0.30	$2.98	$2.66
Illinois electric rate relief settlement, net	0.08	–	0.21	–
Severe storms	–	0.13	0.09	0.26
Retroactive federal regulatory order	0.01	–	0.06	–
Non-GAAP earnings per share	$0.61	$0.43	$3.34	$2.92

Non-GAAP earnings in 2007 principally benefited from higher-priced power sales contracts in Ameren’s non-rate-regulated generation business segment, the June 2007 implementation of a Missouri electric rate order and greater demand for electricity and natural gas caused by warmer summer and cooler winter weather than in 2006. Reducing the benefit of these positive items were, among other things, higher fuel costs and bad debt expenses, lower emission credit sales, increased expenditures to improve reliability in Ameren’s regulated business segments and higher

– more –

Add one

depreciation and financing costs due to greater energy infrastructure investment.  In addition, there were fewer sales of non-core assets in 2007.

“In 2007, we accomplished some key objectives we believe will bring significant long-term benefits to our customers and shareholders,” said Gary L. Rainwater, chairman, president and chief executive officer of Ameren Corporation. “In Illinois, we reached a settlement that will help our customers’ transition to new electric rates and bring stability to the power procurement process. In Missouri, we were able to settle all state and federal issues associated with the Taum Sauk Plant reservoir breach, and we have begun rebuilding the upper reservoir of that pumped-storage hydroelectric plant.  And in both states, we have significantly increased our investments in our energy infrastructure to deliver the reliable energy and cleaner air our customers and communities expect. These investments will also significantly contribute to the future earnings growth in our regulated businesses.”

“However, our returns in 2007 and expected returns in 2008 in Missouri and Illinois are below levels allowed by the respective state utility commissions in our last rate cases since our current rates are significantly below the cost and investment levels we are facing in our business today,” added Rainwater.

“As a result, in late 2007 we sought an aggregate $247 million electric and gas rate increase in Illinois and expect to file an electric rate increase request in Missouri in the second quarter of 2008 to mitigate these higher cost levels.  In a rising cost environment, earnings will be negatively impacted due to regulatory lag until appropriate levels of rate relief are granted.”

Ameren reaffirmed today it expects 2008 GAAP earnings to be in the range of $2.68 to $3.08 and non-GAAP earnings to be in the range of $2.80 to $3.20 per share. An estimated 12 cents per share negative impact in 2008 of the 2007 settlement agreement among parties in Illinois to provide comprehensive electric rate relief and customer assistance is excluded from 2008 non-GAAP earnings guidance. Ameren also reaffirmed that its business segments are expected to contribute to 2008 non-GAAP earnings per share as follows:

Missouri Regulated	$1.20	-	$1.30
Illinois Regulated	0.35	-	0.45
Non-rate-regulated Generation	1.25	-	1.45
2008 Earnings Guidance Range	$2.80	-	$3.20

Ameren’s guidance for 2008 assumes normal weather and is subject to, among other things, regulatory and legislative decisions, plant operations, energy market and economic conditions, severe storms, unusual or otherwise unexpected gains or losses, and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

– more –

Add two

Missouri Regulated Operations

GAAP earnings in 2007 were $281 million, or $14 million higher than in 2006.  The factors behind increased 2007 earnings in the Missouri regulated segment include the earnings impact of the June 2007 implementation of the Missouri electric rate order and greater demand for electricity and natural gas caused by warmer summer and cooler winter weather than in 2006. In addition, there were less costs associated with the 2005 Taum Sauk Plant upper reservoir breach and for storm recovery in 2007, compared to 2006.  Partially offsetting these favorable items were higher fuel costs, increased expenditures towards improving distribution system reliability and reduced emission allowance sales. Also negatively affecting earnings were a Callaway nuclear plant refueling and maintenance outage and rising financing costs.

On a non-GAAP basis, Ameren’s Missouri regulated business segment contributed $304 million to net income in 2007 – $7 million more than the year-ago period. Costs related to severe storms reduced Ameren’s Missouri regulated business segment’s GAAP net income by $16 million in 2007 and $30 million in 2006. In addition, a Federal Energy Regulatory Commission (FERC) order retroactively adjusting prior years’ regional transmission organization costs reduced GAAP net income by $7 million in 2007.

Illinois Regulated Operations

GAAP earnings in 2007 were $47 million, or $68 million lower than in 2006.  The factors behind lower 2007 earnings in the Illinois regulated segment include increased expenditures towards improving distribution system reliability, higher financing costs resulting from reduced credit ratings and increased borrowings, higher bad debt, depreciation and amortization expenses and the costs associated with the Illinois comprehensive electric rate relief and customer assistance settlement agreement. These decreases to earnings were offset, in part, by greater demand for electricity and natural gas caused by warmer summer and cooler winter weather than in 2006. In addition, costs for storm recovery were lower in 2007, compared to 2006.

On a non-GAAP basis, Ameren’s Illinois regulated business segment contributed $77 million to net income in 2007 – $61 million less than the year-ago period. Costs related to severe storms reduced GAAP net income by $2 million in 2007 and $23 million in 2006. In addition, the FERC order retroactively adjusting prior years’ regional transmission organization costs reduced GAAP net income by $15 million in 2007. The net costs associated with the Illinois comprehensive electric rate relief and customer assistance settlement agreement reduced the Illinois regulated business segment’s GAAP net income by $13 million in 2007.

– more –

Add three

Non-Rate-Regulated Generation Operations

GAAP earnings in 2007 were $281 million, or $143 million higher, than in 2006. GAAP earnings in the non-rate-regulated generation business segment were primarily higher in 2007 due to higher-priced power sales contracts. Lower sales of emission allowances and higher fuel costs and plant maintenance expenses partially offset the benefit of the higher power sales prices.

On a non-GAAP basis, Ameren’s non-rate-regulated generation business segment contributed $300 million to net income in 2007 – $163 million higher than the year-ago period. The costs associated with the Illinois comprehensive electric rate relief and customer assistance settlement agreement reduced the non-rate-regulated generation business segment’s net income by $29 million in 2007. The FERC order retroactively adjusting prior years’ regional transmission organization costs increased net income by $10 million in 2007.

Other

GAAP earnings from Ameren’s other corporate activities in 2007 were $9 million, or $18 million lower than in 2006. Reduced sales of certain non-core properties, including leveraged leases, reduced other net income in 2007.

Ameren will conduct a conference call for financial analysts at 9:00 a.m. (Central Time) on Thursday, Feb. 14, to discuss 2007 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on "2007 Ameren Corporation Earnings Conference Call," then the appropriate audio link. A slide presentation will also be available on Ameren’s website reconciling earnings per share for 2007 to 2006, and reconciling 2008 non-GAAP earnings per share guidance to 2007 earnings per share on a comparable share basis. This presentation will be posted in the “Investors” section of the website under “Presentations.” The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at 11:00 a.m. (Central Time), from Feb. 14 through Feb. 21, by dialing, U.S. (800) 405-2236; international (303) 590-3000 and entering the number: 11108033#.

With assets of approximately $21 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,400 megawatts.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The non-GAAP earnings per share and non-GAAP earnings per share guidance excludes one or more of the following: costs related to severe January 2007 storms, abnormal weather, the earnings impact of the settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance, the reversal of accruals made in 2006 for low-income energy assistance and energy efficiency program funding commitments in Illinois and a March 2007 FERC order, which retroactively adjusted prior years’ regional transmission organization costs. Ameren believes this information is useful because it enables readers to better understand the impact of these factors on Ameren’s results of operations and earnings per share.

In providing non-GAAP earnings guidance, there could be differences between non-GAAP earnings and earnings prepared in accordance with Generally Accepted Accounting Principles (GAAP) for unusual items, such as the 2007 Illinois electric settlement and the impact of abnormal weather.  Except for the Illinois settlement, Ameren is not able to estimate the impact, if any, on future GAAP earnings of these items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking statements:

•
regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of pending Central Illinois Public Service Company, Central Illinois Light Company and Illinois Power Company rate proceedings or future legislative actions that seek to limit or reverse rate increases;

•
uncertainty as to the effect of implementation of the Illinois comprehensive electric settlement agreement on Ameren, the Ameren Illinois utilities, Ameren Energy Generating Company and AmerenEnergy Resources Generating Company, including implementation of the new power procurement process in Illinois beginning in 2008;

•	changes in laws and other governmental actions, including monetary and fiscal policies;
•	changes in laws or regulations that adversely impact the ability of electric distribution companies and other buyers of wholesale electricity to pay their suppliers,
•	enactment of legislation taxing electric generators in Illinois or elsewhere;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;
•
the availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest, including forward prices;
•	business and economic conditions, including their impact on interest rates;
•	disruptions of the capital markets or other events that make access to necessary capital more difficult or costly;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	the impact of system outages caused by severe weather conditions or other events;
•
generation plant construction, installation and performance, including costs associated with Union Electric Company’s Taum Sauk pumped-storage hydroelectric plant incident and the plant’s future operation;

•	recoverability through insurance of costs associated with Union Electric Company’s Taum Sauk pumped-storage hydroelectric plant incident;
•	operation of Union Electric Company’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be introduced over time, which could have a negative financial effect;

•	labor disputes, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by the Ameren companies’ facilities or required to satisfy energy sales made by the Ameren companies;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events, or otherwise.

#    #    #

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Electric Sales - kilowatt-hour (in millions):
Missouri Regulated
Residential	3,135	2,996	14,258	13,081
Commercial	3,486	3,367	14,766	14,075
Industrial	2,431	2,369	9,675	9,582
Other	182	178	759	739
Native	9,234	8,910	39,458	37,477
Non-affiliate interchange sales	3,798	1,150	10,984	3,132
Affiliate interchange sales	-	2,565	-	10,072
Subtotal	13,032	12,625	50,442	50,681

Illinois Regulated
Residential
Generation and delivery service	2,720	2,569	11,857	11,476
Commercial
Generation and delivery service	1,580	2,764	7,232	11,406
Delivery service only	1,254	68	5,178	269
Industrial
Generation and delivery service	223	2,888	1,606	10,950
Delivery service only	2,447	311	11,199	2,349
Other	145	144	576	598
Subtotal	8,369	8,744	37,648	37,048

Non-rate-regulated Generation
Non-affiliate energy sales	6,759	6,680	25,179	24,921
Affiliate energy sales	1,631	4,483	7,313	18,425
Subtotal	8,390	11,163	32,492	43,346

Eliminate affiliate sales	(1,633)	(6,665)	(7,296)	(28,036)
Eliminate Illinois Regulated/Non-rate-regulated Generation common customers	(1,312)	(287)	(5,800)	(2,024)

Ameren Total	26,846	25,580	107,486	101,015

Electric Revenues (in millions):
Missouri Regulated
Residential	$179	$171	$980	$899
Commercial	165	157	839	796
Industrial	82	78	390	392
Other	30	27	111	104
Native	456	433	2,320	2,191
Non-affiliate interchange sales	163	88	466	263
Affiliate interchange sales	-	40	-	196
Subtotal	619	561	2,786	2,650

Illinois Regulated
Residential
Generation and delivery service	247	173	1,055	852
Commercial
Generation and delivery service	134	174	666	784
Delivery service only	17	1	54	3
Industrial
Generation and delivery service	17	124	105	489
Delivery service only	7	-	24	2
Other	73	27	358	112
Subtotal	495	499	2,262	2,242

Non-rate-regulated Generation
Non-affiliate energy sales	326	251	1,266	1,032
Affiliate native energy sales	113	160	495	662
Affiliate other sales	-	6	37	19
Subtotal	439	417	1,798	1,713

Eliminate affiliate sales	(130)	(248)	(579)	(1,020)
Ameren Total	$1,423	$1,229	$6,267	$5,585

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Electric Generation - megawatt-hour (in millions):
Missouri Regulated	12.9	12.8	50.3	50.8
Non-rate-regulated Generation
Genco	4.6	4.6	17.6	15.6
AERG	1.4	1.7	5.3	6.7
EEI	2.2	2.1	8.1	8.3
Subtotal	8.2	8.4	31.0	30.6
Ameren Total	21.1	21.2	81.3	81.4

Fuel Cost per KWH (cents)
Missouri Regulated	1.252	0.972	1.247	1.028
Non-rate-regulated Generation	1.649	1.632	1.691	1.594

Gas Sales - Dth (in thousands)
Missouri Regulated	3,759	3,720	11,745	10,709
Illinois Regulated	29,299	30,000	93,952	90,890
Other	372	2,397	2,174	7,083
Ameren Total	33,430	36,117	107,871	108,682

Net Income(Loss) by Segment (in millions):
Missouri Regulated	$17	$12	$281	$267
Illinois Regulated	2	(10)	47	115
Non-rate-regulated Generation	84	36	281	138
Other	5	23	9	27
Ameren Total	$108	$61	$618	$547

		December 31,		December 31,
		2007		2006
Common Stock:
Shares outstanding (in millions)		208.3		206.6
Book value per share		$32.41		$31.86

Capitalization Ratios:
Common equity		48.2%		50.6%
Preferred stock		1.4%		1.5%
Debt, net of cash		50.4%		47.9%

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Operating Revenues:
Electric	$1,423	$1,229	$6,267	$5,585
Gas	384	391	1,279	1,295
Total operating revenues	1,807	1,620	7,546	6,880

Operating Expenses:
Fuel	303	242	1,167	1,018
Purchased power	281	254	1,387	1,150
Gas purchased for resale	278	290	900	931
Other operations and maintenance	439	415	1,688	1,556
Depreciation and amortization	167	176	681	661
Taxes other than income taxes	86	89	381	391
Total operating expenses	1,554	1,466	6,204	5,707
Operating Income	253	154	1,342	1,173

Other Income and Expenses:
Miscellaneous income	23	21	77	50
Miscellaneous expense	-	-	(10)	(4)
Total other income	23	21	67	46

Interest Charges	107	96	423	350

Income Before Income Taxes, Minority Interest and Preferred
Dividends of Subsidiaries	169	79	986	869

Income Taxes	51	11	330	284

Income Before Minority Interest and Preferred Dividends of Subsidiaries	118	68	656	585

Minority Interest and Preferred Dividends of Subsidiaries	10	7	38	38

Net Income	$108	$61	$618	$547

Earnings per Common Share - Basic and Diluted	$0.52	$0.30	$2.98	$2.66

Average Common Shares Outstanding	208.1	206.3	207.4	205.6

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	Year Ended
	December 31,
	2007	2006
Cash Flows From Operating Activities:
Net income	$618	$547
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of emission allowances	(8)	(60)
Gain on sale of non-core properties	(3)	(37)
Depreciation and amortization	735	656
Amortization of nuclear fuel	37	36
Amortization of debt issuance costs and premium/discounts	19	15
Deferred income taxes and investment tax credits, net	(28)	91
Minority interest	27	27
Other	12	13
Changes in assets and liabilities:
Receivables	(320)	91
Materials and supplies	(88)	(75)
Accounts and wages payable	20	(85)
Taxes accrued	21	(72)
Assets, other	25	(103)
Liabilities, other	8	138
Pension and other postretirement obligations, net	27	97
Net cash provided by operating activities	1,102	1,279

Cash Flows From Investing Activities:
Capital expenditures	(1,381)	(992)
CT acquisitions	-	(292)
Proceeds from sales of non-core properties, net	13	56
Nuclear fuel expenditures	(68)	(39)
Purchases of securities - nuclear decommissioning trust fund	(142)	(110)
Sales of securities - nuclear decommissioning trust fund	128	98
Purchases of emission allowances	(24)	(42)
Sales of emission allowances	5	71
Other	1	(16)
Net cash used in investing activities	(1,468)	(1,266)

Cash Flows From Financing Activities:
Dividends on common stock	(527)	(522)
Capital issuance costs	(4)	(4)
Short-term debt, net	860	419
Dividends paid to minority interest	(21)	(28)
Redemptions, repurchases and maturities:
Long-term debt	(488)	(164)
Preferred stock	(1)	(1)
Issuances:
Common stock	91	96
Long-term debt	674	232
Net cash provided by financing activities	584	28

Net Change In Cash and Cash Equivalents	218	41
Cash and Cash Equivalents at Beginning of Year	137	96

Cash and Cash Equivalents at End of Year	$355	$137

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	December 31,	December 31,
	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$355	$137
Accounts receivable - trade	570	418
Unbilled revenue	359	309
Miscellaneous accounts and notes receivable	280	160
Materials and supplies	735	647
Other current assets	181	203
Total current assets	2,480	1,874
Property and Plant, Net	15,069	14,286
Investments and Other Assets:
Nuclear decommissioning trust fund	307	285
Goodwill	831	831
Intangible assets	198	217
Other assets	685	654
Regulatory assets	1,158	1,488
Total investments and other assets	3,179	3,475

TOTAL ASSETS	$20,728	$19,635

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$221	$456
Short-term debt	1,472	612
Accounts and wages payable	687	671
Taxes accrued	84	58
Other current liabilities	438	406
Total current liabilities	2,902	2,203
Long-term Debt, Net	5,691	5,285
Preferred Stock of Subsidiary Subject to Mandatory Redemption	16	17
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,046	2,144
Accumulated deferred investment tax credits	109	118
Regulatory liabilities	1,240	1,177
Asset retirement obligations	562	549
Accrued pension and other postretirement benefits	839	1,065
Other deferred credits and liabilities	354	283
Total deferred credits and other liabilities	5,150	5,336
Preferred Stock of Subsidiaries Not Subject to Mandatory Redemption	195	195
Minority Interest in Consolidated Subsidiaries	22	16
Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	4,604	4,495
Retained earnings	2,110	2,024
Accumulated other comprehensive income	36	62
Total stockholders' equity	6,752	6,583

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,728	$19,635